Exhibit 10.1

UNIT PURCHASE AGREEMENT

By and Among

OUTBACK STEAKHOUSE INTERNATIONAL, L.P.

and

EUN TAE CHUNG, CHAI WOO YI, YOON HEE EOH

November 8, 2006

Outback Aussie Chung Ltd. - Korea Unit Purchase Agreement (November 7 2006)I.DOC

Table of Contents
Page No.

ARTICLE I	TRANSFER OF UNITS AND PURCHASE PRICE……………………………	1
1.01.	Agreement to Buy and Sell ……………………………………………………..	1
1.02.	Purchase Price ……………………………………………………………………	1
1.03.	Effective Date …………………………………………………………………….	2
1.04.	Sellers’ Representative ………………………………………………………….	2
1.05.	Transfer Taxes ……………………………………………………………………	2

ARTICLE II	REPRESENTATIONS AND WARRANTIES OF SELLERS …………………	2
2.01.	Authority and Validity ………………………………………………………….	2
2.02.	Concerning the Units ……………………………………………………………	3
2.03.	Debts: Affiliates ………………………………………………………………….	3
2.04.	Liability for Company Obligations ……………………………………………..	3
2.05.	Financial Statements …………………………………………………………….	3
2.06.	No Material Adverse Change …………………………………………………..	4
2.07.	Taxes ………………………………………………………………………………	4
2.08.	Inventory …………………………………………………………………………	4
2.09.	Litigation …………………………………………………………………………	5
2.10.	Commitments …………………………………………………………………….	5
2.11.	Assets …………………………………………………………………………….	5
2.12.	Accuracy of Information Furnished …………………………………………..	5

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF BUYER …………………..	5
3.01.	Organization and Good Standing ………………………………………………	5
3.02.	Authorization and Validity ………………………………………………………	5
3.03.	Investment Intent ………………………………………………………………..	6
3.04.	No Violation ………………………………………………………………………	6

ARTICLE IV	CONDUCT PRIOR TO CLOSING …………………………………………….	6
4.01.	Third-Party Approvals …………………………………………………………..	6
4.02.	Obstruction of Purpose ………………………………………………………….	6
4.03.	Reasonable Efforts ……………………………………………………………….	6
4.04.	Competing Proposals …………………………………………………………….	6
4.05.	Supplement to Schedules ……………………………………………………….	7

ARTICLE V	CONDITIONS TO CLOSING ………………………………………………….	7
5.01.	Conditions to Sellers' Obligation ……………………………………………….	7
5.02.	Conditions to Buyer’s Obligations …………………………………………….	7

ARTICLE VI	THE CLOSING …………………………………………………………………	8
6.01.	Closing …………………………………………………………………………….	8
6.02.	Execution and Delivery of Closing Documents ……………………………..	8
6.03.	Simultaneous Transactions ……………………………………………………..	9

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ARTICLE VII	TERMINATION PRIOR TO THE CLOSING ……………………………….	9
7.01.	Termination of Agreement ………………………………………………………	9
7.02.	Effect of Termination ……………………………………………………………	9
7.03.	Expenses ……………………………………………………………………………	9
7.04.	Procedure Upon Termination ……………………………………………………	9

ARTICLE VIII	POST-CLOSING MATTERS ………………………………………………..	10
8.01.	Non-Competition and Non-Solicitation ……………………………………….	10
8.02.	Confidentiality; Return of Materials ………………………………………….	10
8.03.	Consideration …………………………………………………………………….	11
8.04.	Equitable Relief …………………………………………………………………..	11
8.05.	Prior Obligations …………………………………………………………………	11

ARTICLE IX	MISCELLANEOUS ………………………………………………………………	11
9.01.	Dispute Resolution …………………………………………………………….	11
9.02.	Notices ……………………………………………………………………………	13
9.03.	Assignment; Extensions and Waivers ………………………………………..	13
9.04.	Survival of Representations and Warranties …………………………………	13
9.05.	Indemnification ………………………………………………………………….	14
9.06.	Entire Agreement ………………………………………………………………..	14
9.07.	Governing Law …………………………………………………………………..	14
9.08.	Further Assurances ……………………………………………………………..	14
9.09.	Counterparts ……………………………………………………………………..	14

SCHEDULES

Schedule 6.02(b) - Wire Transfer Instructions

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UNIT PURCHASE AGREEMENT

THIS UNIT PURCHASE AGREEMENT ("Agreement") is entered into on November 8, 2006, by and among OUTBACK STEAKHOUSE INTERNATIONAL, L.P., a Georgia limited partnership ("Buyer"); and the following individuals, all of whom reside in Seoul, Korea: EUN TAE CHUNG, CHAI WOO YI and YOON HEE EOH (individually, a “Seller” and collectively, “Sellers”).

WHEREAS, Sellers together own 69,400 units of the capital, 5,000 won per unit (the “Units”), of Aussie Chung Ltd., a Korean limited liability company (“Company”), constituting approximately 18% of the issued and outstanding units of Company’s capital, as indicated for each Seller on the signature page hereto.

WHEREAS, Sellers desire to sell the Units to Buyer, and Buyer desires to purchase the Units from Sellers, on the terms and conditions set forth in this Agreement; and

NOW, THEREFORE, the parties mutually agree as follows:

ARTICLE I
PURCHASE AND SALE OF UNITS

Section 1.01. Agreement to Buy and Sell. Subject to the terms and conditions expressed in this Agreement and in reliance on the representations, warranties, covenants and agreements contained in this Agreement, at the Closing and on the Closing Date (as such terms are defined in Section 6.01). Sellers agree to sell, transfer and assign the Units to Buyer, and Buyer agrees to purchase the Units from Sellers.

Section 1.02. Purchase Price. The purchase price for the Units (“Purchase Price”) is U.S. $34,872,198. Buyer shall pay the Purchase Price as follows: (i) U.S. $17,831,358 to Sellers at the Closing by wire transfer to an account or accounts designated by Sellers, in writing; (ii) U.S. $14,040,839 at the Closing by wire transfer to an account or accounts designated by the Company, in writing, for repayment of loans (“Loans”) from the Company to the Sellers recorded on the books of the Company on Sellers’ behalf and with Sellers’ consent and (iii) U.S. $3,000,000 (the “Escrow Amount”) shall be paid by wire transfer to an interest-bearing escrow account at an institution mutually acceptable to Sellers and Buyer pursuant to the terms of an escrow agreement (“Escrow Agreement”) that will provide for the payment of any remaining Escrow Amount (plus interest accrued thereon) to the Sellers, on May 1, 2008 (the period from the Closing Date to April 30, 2008 is hereinafter referred to as the “Escrow Period”), after payment or deductions for any and all Losses (defined in Section 9.05), for which the Sellers are responsible pursuant to Section 9.05, and Special Expenses. As used herein, the term “Special Expenses” means any and all costs, liabilities or expenses incurred after the date hereof by Buyer or Company or any of their affiliates as a result of a tax audit conducted by the National Tax Service of Korea in respect of the Company’s business operation in 2005, or in connection with, any violations of applicable laws occurring prior to March 14, 2006, including fines and penalties imposed on the Company or Buyer by the National Tax Service of Korea or any

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applicable U.S. government authorities or other obligations relating thereto, and all court costs and attorneys’ and accountants’ fees and other expenses relating thereto, incurred by the Company or Buyer in connection with the investigation and resolution of such matters. The allocation among the Sellers of responsibility for Special Expenses and Losses shall be determined in such manner as the Sellers may separately agree, and neither Buyer nor Company shall have any responsibility for such allocation. Any deductions from the Escrow Amount made under this Section 1.02 shall be treated by the parties as an adjustment of the Purchase Price.

Section 1.03. Effective Date. The effective date of the sale and purchase of the Units will be October 31, 2006. The transfer of the Units will take place at the Closing.

Section 1.04. Sellers’ Representative. Each Seller hereby irrevocably constitutes and appoints Eun Tae Chung as such Seller's representative (“Sellers’ Representative”) in connection with this Agreement. Sellers' Representative is hereby authorized and directed to perform and consummate all of the transactions contemplated by this Agreement on behalf of such Seller. Such appointment shall be binding upon the heirs, executors, administrators, estates, personal representatives, successors and assigns of each Seller. All actions of Sellers’ Representative, including the giving and receiving of notices, the making of determinations or waivers with respect to the sufficiency of any matter or the fulfillment of any conditions precedent, and any other action taken or purported to be taken by Sellers’ Representative on behalf of Sellers, shall be binding on the other Sellers, and Buyer and Company may rely thereon.

Section 1.05. Transfer Taxes. All securities transaction tax and individual income tax on capital gains relating to the transactions contemplated hereby which are required to be paid by Sellers under the applicable tax laws shall be paid by the Sellers. All other taxes and fees relating to the transactions contemplated hereby imposed by any Governmental Entity shall be paid by the party against which they are imposed under applicable laws.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers, jointly and severally, represent and warrant to Buyer that on the date of this Agreement and on the Closing Date:

Section 2.01. Authority and Validity. Sellers have the authority and capacity to execute and deliver this Agreement, to sell the Units, and otherwise to perform their obligations under this Agreement and any ancillary documents that Sellers deliver at the Closing (“Sellers’ Ancillary Documents”). This Agreement and Sellers’ Ancillary Documents, when executed and delivered by Sellers, will constitute valid, legal and binding obligations of Sellers, enforceable against each Seller in accordance with their respective terms, except as such enforcement may be limited by general principles of equity and by laws affecting the enforcement of creditors’ rights generally. Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will result in the breach of any term or provision of, or constitute a default under, any agreement, indenture, instrument, order, law or regulation to which any Seller is a party or by which he or she or any of the Units is bound. The

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consummation of the transactions contemplated hereunder require no action by Sellers in respect of or filing with any governmental or regulatory body or any other third party.

Section 2.02. Concerning the Units. Each Seller owns the number of Units indicated on the signature page hereto. Each of the Units is validly issued, fully paid and non-assessable and has not been issued in violation of the preemptive rights of any person. Sellers own the Units beneficially and of record, and possesses the authority and legal right to sell, assign, transfer and deliver the entire legal and beneficial ownership of the Units, free and clear of all claims, liens. pledges and other encumbrances of any kind. As of the Closing Date, no Seller has issued any options or warrants that cover any of the Units and no Seller is a party to any unitholder agreement, voting trust or other agreement that would prevent such Seller from selling the Units to Buyer as contemplated in this Agreement.

Section 2.03. Debts; Affiliates; Related Party Contracts. To each Sellers’ knowledge, Company is not indebted to any Seller or any Affiliate of any Seller, and no Seller or an Affiliate of any Seller is indebted to Company except for the Loans. To each Sellers’ knowledge, no Seller, and no Affiliate of any Seller, has any interest in any supplier of Company or lessor of premises to Company. As used in this Agreement, an “Affiliate” of a person means (i) any legal entity of which such person is a director or has the right to appoint a director or participate in management, or of which such person owns 10% or more of the equity or voting securities, and (ii) the spouse and lineal ascendants and descendants of such person. To each Sellers’ knowledge, there are no contracts or arrangements (formal or informal, written or oral) related directly or indirectly to the business of Company between the Company and any of the Sellers or any of their Affiliates.

Section 2.04 Liability for Company Obligations. To each Sellers’ knowledge, no Seller has accepted personal liability as co-maker, guarantor or surety for any financial or contractual obligation of Company, including loan agreements, notes, leases and other contracts.

Section 2.05. Financial Statements. Company has furnished to Buyer and Sellers a balance sheet of Company as at December 31, 2005 and an income statement of Company for the year then ended, and unaudited interim balance sheet of Company as of October 31, 2006 and the related income statement for the 10 months then ended (the “Financial Statements"). To each Sellers’ knowledge:

(a)  (i) the Financial Statements fairly present Company’s financial condition as of the dates thereof and the results of its operations for the period therein indicated in accordance with Korean generally accepted accounting principles, consistently applied, reconciled to U.S. generally accepted accounting principles; and (ii) except as indicated in the notes therein, the Financial Statements reflect no significant items of income or expense that were unusual or of a nonrecurring nature.

(b)  (i) the Company’s books and records have been maintained in accordance with applicable legal and accounting requirements and good business practices; (ii) the Financial Statements reflect only valid transactions; and (iii) all contingent liabilities of and unasserted claims against Company are fully and accurately reflected in the Financial Statements.

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(c)  (i) except for contractual liabilities and obligations incurred in the ordinary course of business since October 31, 2006, the Financial Statements reflect all liabilities and obligations of Company, accrued, contingent or otherwise, that arose out of transactions effected or events that occurred on or prior to the Closing Date; (ii) all allowances and reserves shown in the Financial Statements are appropriate, reasonable and sufficient to provide for anticipated expenses and losses; and (iii) Company is not liable on or with respect to, or obligated in any way to provide funds in respect of or to guarantee or assume in any manner, any debt or obligation of any other person.

Section 2.06. No Material Adverse Change. To each Sellers’ knowledge, since the date of the Financial Statements and prior to October 31, 2006, there has not been any material adverse change in the financial condition, results of operations, business, prospects, assets or liabilities (actual or contingent) of Company, and Company has not (a) declared, paid or distributed any dividend or any distribution on or with respect to the units constituting the equity of Company; (b) redeemed or repurchased, or authorized the redemption or repurchase of, any such units; (c) incurred any long-term debt or signed any lease with a term in excess of three years; (d) implemented or promised any salary, bonus or compensation increases to any officers, employees or agents of Company other than as set out in the internal employment regulations of Company; (e) experienced or been notified of any pending or threatened labor disputes or other labor problems against or potentially affecting Company; or (f) entered into any other transactions, except in the ordinary course of business and consistent with past practice.

Section 2.07. Taxes. To each Seller’s knowledge, (a) Company has filed proper and accurate tax returns, reports and estimates for all periods with respect to which such returns, reports and estimates were due; (b) all taxes shown in such returns, reports and estimates to be payable have been paid or adequate provision for their payment has been made; (c) there is not in force any extension of the date on which any tax return was or is due, or any waiver or agreement for the extension of time for Company’s payment of any tax; and (d) the provision for taxes shown on the balance sheet included in the Financial Statements is adequate to cover Company’s liability for all taxes to the date of the Financial Statements.

Section 2.08. Inventory. To each Sellers’ knowledge, (a) no item included in the inventory, materials or supplies of Company, as reflected on the balance sheet included in the Financial Statements, is pledged as collateral or held on consignment from others; (b) obsolete or discontinued items do not constitute a material part of such inventory, materials and supplies; and (c) all such inventory items are standard quality goods, saleable in the ordinary course of business.

Section 2.09. Litigation. To each Sellers’ knowledge,(a) there are no pending or, threatened lawsuits, administrative proceedings or investigations against Company or to which any of its assets are subject; (b) Company has complied in all material respects with all laws and regulations applicable to it; and (c) Company is not subject to any order, writ, injunction or decree relating to its operations.

Section 2.10. Commitments. To each Sellers’ knowledge, Company has performed in all material respects all obligations to be performed by it under all contracts, agreements and commitments to which it is a party, and there is not under any such contracts, agreements or

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commitments any existing default, event of default or event which, with notice or lapse of time or both, would constitute a default.

Section 2.11. Assets

(a) To each Sellers’ knowledge, Company is the sole owner of and has good and marketable title to its assets, which assets constitute all of the assets, rights, and properties used in, or reasonably necessary for, the conduct of its business in the manner and to the extent currently conducted, and includes all items of property located at its offices, used as though owned, that any Seller purports to own, reflected on the Financial Statements.

(b) None of the Sellers is a person authorized to draw on any account of the Company of any nature.

Section 2.12. Accuracy of Information Furnished. All of the schedules provided by Sellers pursuant to this Agreement are true, correct and complete in all material respects, and no representation, warranty or statement made any Seller in or pursuant to this Agreement contains any untrue statement of a material fact or omits to state any fact necessary to make such representation, warranty or statement not misleading.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers that, on the date of this Agreement and on the Closing Date:

Section 3.01. Organization and Good Standing. Buyer is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Georgia, U.S.A., and has the requisite power and authority to carry on its business as now being conducted.

Section 3.02. Authorization and Validity. This Agreement and any ancillary documents that Buyer delivers at the Closing, have been executed by all necessary corporate action and, when executed and delivered by Buyer, will be duly authorized, executed and delivered, and will constitute valid, legal and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforcement may be limited by general principles of equity and by laws affecting the enforcement of creditors’ rights generally.

Section 3.03. Investment Intent. Buyer is acquiring the Units for its own account for investment and not with a view to the resale, distribu-tion or other disposition of the Units.

Section 3.04. No Violation. Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will result in the breach of any term or provision of, or constitute a default under, any agreement, indenture, instrument, order, law or regulation to which Buyer is a party or by which it or any of its properties is bound.

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ARTICLE IV
CONDUCT PRIOR TO CLOSING

Section 4.01. Third-Party Approvals. Prior to the Closing, Buyer and Sellers shall use their best efforts to obtain all approvals of public authorities and private persons (including lessors and other persons having contractual relations with Company) that are necessary for the consummation of the transactions contemplated by this Agreement, or to prevent any termination of any material right, privilege, license or agreement of, or any material loss or disadvantage to, Buyer or Company upon consummation of the transactions contemplated by this Agreement.

Section 4.02. Obstruction of Purpose. Prior to the Closing, none of the Sellers shall take, permit or condone any action or engage in any omission or inaction that might cause any condition to Closing not to be satisfied or fulfilled, including action or inaction that might cause the representations and warranties of Sellers not to be true, correct and accurate as of the Closing Date.

Section 4.03. Cooperation and Reasonable Efforts. Sellers will cooperate with Buyer and take all reasonable steps within their power to fulfill all conditions to Buyer's obligations to purchase the Units that are dependent upon the actions of Sellers.

Section 4.04. Competing Proposals. Prior to the Closing, Sellers (i) will not, directly or indirectly, whether through Company, its officers, directors, employees, Affiliates, representatives, agents or otherwise, encourage or solicit any inquiries or proposals by, engage in any discussions or negotiations with, or furnish any business or financial information to, any person concerning any merger, acquisition or purchase of Company, any of its equity or debt securities, or any material portion of its assets; and (ii) will promptly communicate to Buyer the substance of any inquiry or proposal concerning any such transaction that any Seller may receive.

Section 4.05. Supplement to Schedules. If, between the date of this Agreement and the Closing Date, any Seller becomes aware that any of their representations or warranties was inaccurate when made, or if any event occurs or condition changes that causes any of their representations and warranties to be inaccurate, Sellers will notify Buyer in writing and supplement the appropriate section or schedule to account for any such inaccuracy, event or change. Any such supplement to a section or a schedule will not be deemed to have been disclosed as of the date of this Agreement or to have cured any breach of the representations and warranties made in this Agreement, unless Buyer so agrees. However, any such supplement to a section or schedule will be deemed to be disclosed as of the Closing Date for purposes of the accuracy of the representations and warranties made in this Agreement as of the Closing Date.

ARTICLE V
CONDITIONS TO CLOSING

Section 5.01. Conditions to Sellers’ Obligations. The obligations of Sellers to sell the Units and otherwise consummate the transactions this Agreement contemplates subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which Sellers may waive:

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(a)  The representations and warranties of Buyer in this Agreement shall be true and correct at and as of the Closing Date;

(b)  Buyer shall have performed and complied with all the agreements and satisfied all the conditions required by this Agreement to be performed or complied with or satisfied by Buyer at or prior to the Closing;

(c)  Sellers shall have received a certificate signed by an executive officer of Buyer and dated the Closing Date certifying that the conditions contained in Subsections (a) and (b) above have been satisfied in full; and

(d)  Sellers shall have received, in form and substance reasonably satisfactory to the Sellers, a written waiver and release signed by Company and Buyer and dated the Closing Date, in which Company and Buyer irrevocably waive, all claims of any kind that they may have against the Sellers (including, but not limited to, all claims in connection with the Loans), other than claims arising out of Sellers’ obligations under this Agreement.

Section 5.02 Conditions to Buyer’s Obligations. The obligations of Buyer to purchase the Units and otherwise consummates the transactions this Agreement contemplates are subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which Buyer may waive:

(a)  The representations and warranties of Sellers in this Agreement shall be true and correct at and as of the Closing Date;

(b)  Sellers shall have performed and complied with all the agreements and satisfied all the conditions required by this Agreement to be performed or complied with or satisfied by them at or prior to the Closing;

(c)  Buyer shall have received a certificate, signed by each Seller and dated the Closing Date certifying that the conditions contained in Subsections (a) and (b) above and in Section 8.02(b) have been satisfied in full; and

(d)  Buyer shall have received, in form and substance reasonably satisfactory to the Buyer, a written waiver and release signed by each Seller and dated the Closing Date, in which each Seller irrevocably waives, all claims of any kind that it may have against the Company or the Buyer, other than claims arising out of Buyer’s obligations under this Agreement.

ARTICLE VI
THE CLOSING

Section 6.01. Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall occur at 10:00 a.m. on November 10, 2006 at the offices of Shin & Kim in Seoul, Korea. The parties may mutually stipulate a different time, date or place for the

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Closing, except that in no event shall the Closing occur later than November 15, 2006. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 6.02. Execution and Delivery of Closing Documents. Buyer and Sellers shall execute and deliver or perform the following at the Closing:

(a) Each Seller shall deliver to Buyer (i) a duly executed assignment for his/her Units in form sufficient to vest title to the Units in Buyer, free and clear of all liens, claims and encumbrances, (ii) a duly executed power of attorney giving full power to Buyer or its designee to exercise his/her voting right at a general meeting of members of the Company where the transfer of the Units under this Agreement will be approved and (iii) a duly executed acknowledgment and relinquishment of rights agreement pertaining to Company’s Outback Steakhouse Restaurant Franchise Agreements;

(b) Buyer shall deliver: (i) U.S. $9,192,142, U.S. $7,883,310 and U.S. $755,906 (in the aggregate representing the Purchase Price less the Loans and the Escrow Amount) to each Seller, respectively, (ii) U.S. $14,040,839 (representing the repayment of the Loans) to Company; and (iii) the Escrow Amount to the escrow agent, Shinhan Bank, each by wire transfer to the respective bank accounts set forth in Schedule 6.02(b) attached hereto on the Closing Date; and

(c) Each party shall execute and deliver the certificates called for in Article V of this Agreement.

Section 6.03. Simultaneous Transactions. All the transactions described in or contemplated by Section 6.02 will be deemed to have occurred simultaneously, and no transaction will be deemed to have occurred unless they all occur.

ARTICLE VII
TERMINATION PRIOR TO THE CLOSING

Section 7.01. Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of the parties; or

(b) by Buyer in its sole discretion, based on the results of its due diligence review; or

(c) by any party if the Closing does not occur on or before November 15, 2006 as long as such party is not responsible for the delay or such failure to close; or

(d) by Buyer, upon a material breach of any representation, warranty, covenant or agreement on the part of Sellers set forth in this Agreement, or if any representation or warranty of Sellers is or becomes untrue to a material degree, unless Sellers cure the breach or deficiency within 10 days after Buyer gives Sellers written notice of the breach or deficiency; or

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(e) by a Seller, upon a material breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, or if any representation or warranty of Buyer is or becomes untrue to a material degree, unless Buyer cures the breach or deficiency within 10 days after a Seller gives Buyer written notice of the breach or deficiency.

Section 7.02. Effect of Termination . If this Agreement is terminated pursuant to Section 7.01, all obligations of Buyer and Sellers shall terminate, except the obligations of the parties pursuant to Section 7.04.

Section 7.03. Expenses. Regardless of whether the Closing occurs and except as provided in Section 7.02, each party shall pay all costs and expenses that it or he/she incurs in connection with this Agreement. Sellers agree that neither Company nor Buyer shall bear any of the legal fees or other expenses that Sellers incur in connection with this Agreement.

Section 7.04. Procedure Upon Termination. In the event of termination pursuant to Section 7.01, written notice shall be immediately given to the other parties and the transactions contemplated by this Agreement will be terminated without any further action by Buyer or Sellers.

ARTICLE VIII
POST-CLOSING MATTERS

Section 8.01. Non-Competition and Non-Solicitation.

(a)  Each Seller agrees that, for two years after the Closing Date (the "Non-Competition Period"), except for services performed for Company, neither he/she nor any of his/her Affiliates will, directly or indirectly, either as an individual, partner, joint venturer or in any other capacity, purchase, invest in (other than in up to 5% of the securities of publicly-owned companies), manage, accept employment by, provide consulting services to, serve on the Board of Directors of, or otherwise become associated with any business that operates restaurants in Korea, if such restaurants, on average, derive 25% or more of their entrée sales from the sale of American-style steak. Buyer acknowledges that Seller intends to open a “Bulgogi Brothers” Korean-style barbeque restaurant, and Buyer agrees that the opening and operation of such restaurant shall not be considered a breach of this Section 8.01 so long as such restaurant does not otherwise on average, derive 25% or more of their entrée sales from the sale of American-style steak.

(b)  During the Non-Competition Period, no Seller will directly or indirectly, (i) solicit, induce, or attempt to persuade any employee of Company or Buyer or their Affiliates, or any person who was an employee of Company or Buyer or their Affiliates within the four-month period immediately preceding such solicitation, to accept employment in any position by a Seller or an Affiliate of a Seller or anyone else; provided, however, that advertisements or job postings published or broadcasted on television, radio, newspapers or website of a Seller or any of its Affiliates and other general solicitations which are not specifically targeted to the employees of Company or Buyer or their Affiliates shall not be deemed a violation of this Section 8.01(b).

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Section 8.02. Confidentiality; Return of Materials.

 (a)  Each Seller acknowledges that all written and oral information he/she has received with respect to Company’s operations, suppliers, standards, finances, marketing strategies and personnel is confidential information that is proprietary either to Company or to Buyer. Each Seller further agrees that, he/she will not use any part of such confidential information for his/her own benefit, or disclose or divulge any part of such confidential information to any other person, for or without compensation, for so long as such confidential information remains proprietary and does not become publicly known other than through breach of a confidentiality obligation of any person.

(b)  On or before the Closing Date, and as a further condition to Closing, each Seller shall return to Company or to Buyer all data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, or other documents or property, or reproductions of any such items, and any other materials in his/her possession that contain or refer to such confidential information, and shall confirm that he/she no longer has any such items in his/her possession and shall deliver to Buyer a certificate, signed by each Seller and dated the Closing Date, certifying that condition contained in this Subsection (b) has been satisfied in full.

Section 8.03. Consideration. The parties acknowledge that the provisions of Sections 8.01 and 8.02 are supported by valuable consideration, and that Buyer’s agreement to purchase the Units for the Purchase Price is conditioned upon its receipt of the protection provided in this Article VIII. The parties further acknowledge that the scope and duration of the covenants set forth in this Article VIII are in all respects reasonable. The parties agree that, if Sellers’ non-competition agreement is determined by a court to be unenforceable as written, such agreement shall be reformed by the court to the minimum extent necessary to render it enforceable and, as so reformed, shall be enforced by the court.

Section 8.04. Equitable Relief. Each Seller acknowledges and agrees that his breach of the agreements in this Article VIII could not be adequately compensated with monetary damages, but would irreparably injure Buyer and Company. Accordingly, Sellers agree that injunctive relief and specific performance will be appropriate remedies to enforce the provisions of this Article VIII, and each Seller waives any claim or defense that an adequate remedy at law for such breach exists. Nothing in this Article VIII shall limit the remedies, legal or equitable, otherwise available to Buyer.

Section 8.05. Prior Obligations. Subject to and conditioned upon the occurrence of the Closing, the foregoing provisions of this Article VIII shall replace and supersede the provisions relating to non-competition, non-solicitation and confidentiality to which any Seller is subject in connection with (i) franchise agreements, and other agreements related to such franchise agreements, executed by such Seller in his/her capacity as Franchisee’s Principal or a Covenantor (as such terms are defined in such agreements) or in any other capacity, and (ii) any other agreements with Buyer, Company or any of their Affiliates. If for any reason the Closing does not occur, all such obligations shall remain in effect as if this Agreement had never been entered into.

Outback Aussie Chung Ltd. - Korea Unit Purchase Agreement (November 7 2006)I.DOC

ARTICLE IX
MISCELLANEOUS

Section 9.01. Dispute Resolution.

           (a) Except as otherwise expressly provided in this article ix, any claim, controversy or dispute (a “dispute”) that arises out of or in relation to this agreement or any related instrument or agreement that the parties cannot settle by agreement shall be resolved by binding arbitration in accordance with this section 9.01.

(b) Either buyer or sellers (collectively, but not individually) may initiate arbitration by serving upon the other a notice (i) stating that the notifying party desires to have a particular dispute reviewed by a board of three arbitrators, and (ii) naming one person whom such party chooses to act as one of the three arbitrators. Within 15 days after receipt of such a notice, the other party shall designate one person to act as arbitrator and shall notify the party requesting arbitration of such designation and the name of the person so designated. if the party upon whom a request for arbitration is served fails to designate its arbitrator within 15 days after receipt of such a notice, the arbitrator designated by the party requesting arbitration shall act as the sole arbitrator to resolve the dispute.

(c) If both parties designate an arbitrator, the two arbitrators shall promptly select a third arbitrator who has served on no less than three occasions as an arbitrator or mediator in disputes involving commercial businesses that operate full service restaurants outside the united states. if the two arbitrators chosen by the parties are not able to agree on a third qualified arbitrator within 30 days after the second arbitrator is designated, unless such time is extended by the parties, either arbitrator, on five days notice to the other, shall apply to the international chamber of commerce to designate and appoint the third arbitrator.

(d) No arbitrator chosen pursuant to this section 9.01 shall be related to or affiliated with buyer, any seller, company or any of their respective affiliates.

(e) The arbitration proceedings shall be conducted in (i) accordance with and shall be subject to the rules of conciliation and arbitration of the international chamber of commerce in effect from time to time; and (ii) the English language. The arbitration proceedings shall be conducted at the facilities of and administered by the international chamber of commerce in Hong Kong, provided that buyer may, in its discretion, elect to have the arbitration proceedings conducted in the city in which company’s corporate headquarters are located.

(f) The decision in writing of the arbitrator(s) shall be (i) in the English language, and (ii) final and binding. Each party shall bear its own costs and expenses of arbitration. Each party shall bear the costs and expenses of the arbitrator it has chosen and the costs and expenses of any third arbitrators shall be shared 50% by buyer and 50% by sellers. Either party may apply to any court having jurisdiction for an order confirming, or to enforce, the award. Buyer and sellers both waive any right to judicial action on any matter subject to arbitration hereunder, except suit to enforce the arbitration award.

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(g) The arbitrator(s) shall not extend, modify or suspend any of the terms of this agreement. a notice of, or request for, arbitration will not operate to stay, postpone or rescind the effectiveness of any demand for performance.

(h) Notwithstanding the foregoing, actions initiated or maintained by buyer or sellers for injunctive or other equitable relief are not limited to arbitration and may be brought in any court having jurisdiction.

Section 9.02. Notices. Any notice, request, instruction or other document to be given under this Agreement shall be in writing and shall be delivered by international courier or by telecopier or e-mail.

Notices to Buyer shall be addressed or directed to:

Outback Steakhouse International, L.P.
3390 Peachtree Road, Suite 200
Atlanta, Georgia 30326
USA
Attn: Greg L. Walther
Facsimile No.: +1 (404) 231-2167
e-mail: gregw@outbackintl.com

            Notices to Sellers shall be directed to the addresses indicated on the signature page:

Section 9.03. Assignment; Extensions and Waivers.

Either Buyer or Sellers may, by written instrument, extend the time for the performance of any of the obligations or other acts of the other party, and (i) waive any inaccuracies in the other party’s representations and warranties in this Agreement or in any document delivered pursuant to this Agreement, and (ii) waive such other party's performance of any of the obligations set out in this Agreement.

Section 9.04. Survival of Representations and Warranties. The representations and warranties of Sellers and Company set forth in Article II shall survive for the Escrow Period, regardless of any investigation that Buyer may have made prior to the Closing. Similarly, the representations and warranties of Buyer set forth in Article III shall survive the Closing, regardless of any investigation that Sellers may have made prior to the Closing.

Section 9.05. Indemnification.

a.  Sellers agree that, notwithstanding any investigation of the assets, properties, books, records and business of Company made by or on behalf of Buyer prior to the Closing, Sellers will promptly indemnify Buyer and Company and will jointly and severally hold Buyer and Company harmless from and against all damages, losses and expenses (including court costs and attorneys' fees) (collectively, “Losses”) caused by or arising out of any misrepresentation or breach of warranty made by Sellers concerning a matter stated in this Agreement, the Financial Statements or a schedule; provided that the aggregate amounts of Sellers’ indemnification

Outback Aussie Chung Ltd. - Korea Unit Purchase Agreement (November 7 2006)I.DOC

obligations related to any Losses sustained by Company or Buyer and Sellers’ liability for Special Expenses set forth in Section 1.02 shall be limited to and paid through the Escrow Amount.

       b.  Buyer agrees to indemnify and hold harmless each Seller from and against all Losses caused by or arising out of any misrepresentation or breach of warranty made by Buyer concerning any matter stated in this Agreement or a schedule; provided that Buyer’s indemnification obligations related to any Losses sustained by Sellers shall be limited to an amount equal to the Escrow Amount.

Section 9.06. Entire Agreement. This Agreement and the documents referred to herein set forth all the promises, agreements, conditions and understandings between and among the parties with respect to the subject matter of this Agreement, and supersede all prior and contemporaneous promises, agreements, conditions and understandings, whether oral or written, with respect to such subject matter.

Section 9.07. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the United States and the State of Georgia (without giving effect to their choice of law provisions), except insofar as the laws of Korea apply mandatorily to matters arising under this Agreement.

Section 9.08. Further Assurances . Each party agrees to execute and deliver all further instruments and documents and to perform all other acts, whether before or after Closing, that may be reasonably necessary or expedient to further the purposes of this Agreement and, after the Closing, to further evidence Buyer’s ownership of and title to the Units.

Section 9.09. Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same instrument.

[**signature page follows**]

Outback Aussie Chung Ltd. - Korea Unit Purchase Agreement (November 7 2006)I.DOC

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BUYER:

OUTBACK STEAKHOUSE INTERNATIONAL, L.P.,
a Georgia limited partnership

By:	OSI INTERNATIONAL, INC., its general partner

By:     /s/ Greg Walther______________________
         Name: Greg Walther___________________
         Title: _Chief Administrative Officer__________

SELLERS:

                                                                                 /s/ Eun Tae Chung________________________________
                   Eun Tae Chung, individually  35,776 Units

                                                            Address for notices:                  101-204 Castle Spa Apt.
1647-1 Seocho-dong,
Seocho-gu
Seoul, Korea
Email: ____________
Facsimile: _________

                                                            /s/ Chai Woo Yi___________________________________
Chai Woo Yi, individually  30,682 Units

Address for notices:                  137-841
A-701-888-40
Lotte Castle Park
Bangbae 1 Dong
Seocho-gu
Seoul, Korea
Email: _____________
Facsimile: __________

                                                            /s/ Yoon Hee Eoh_____________________________________
Yoon Hee Eoh, individually  2,942 Units

Address for notices:                  011-204 Castle Spa Apt.
1647-1 Seocho-dong
Seocho-gu
Seoul, Korea
Email: ____________
Facsimile: _________
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